WINTHROP REALTY TRUST ANNOUNCES SECOND QUARTER 2008 RESULTS

FOR IMMEDIATE RELEASE

Boston, Massachusetts – August 7, 2008 – Winthrop Realty Trust (NYSE:FUR) announced today performance and operations results for the second quarter ended June 30, 2008.  All per share amounts are on a diluted basis.

2008 Second Quarter Highlights and Recent Events

•
The Company increased cash and cash equivalents, including restricted cash, from $42.6 million at the end of 2007 to $141.3 million at June 30, 2008 and $225.0 million at August 6, 2008, inclusive of a $70 million draw in July 2008 on its previously unused line of credit, and net proceeds of approximately $37.0 million from the Company’s over-subscribed rights offering which was consummated in May 2008.

•	With respect to the Marc Realty portfolio:
➢	The Company made a $3.9 million convertible participating mezzanine loan which bears interest at 8.5% with respect to the property located at 180 N. Michigan, Chicago, Illinois.
➢
The property located at 600 West Jackson Street, Chicago, Illinois was sold to an unaffiliated third party resulting in proceeds of $2.5 million, exclusive of the 7.65% current interest received, on the Company’s original investment of $1.7 million.  As part of this transaction, the Company contributed $900,000 to the selling entity which, in turn, made a $1.5 million second mortgage loan to the buyer which loan bears interest at 6.50%, matures on June 30, 2009 and requires monthly payments of interest only.

➢
The Company took a $2.0 impairment loss with respect to the Company’s loans relating to the Lansing, Michigan property as the Company expects that it will not likely receive full payment of this loan because of the property’s prospective operating performance in a particularly soft regional market.

•	With respect to its Concord Debt Holdings LLC (“Concord”) joint venture debt platform:
➢	The Company received distributions from retained earnings of $4.6 million in April 2008 and $10 million in July 2008.
➢
On August 2, 2008, a subsidiary of Inland American Real Estate Trust Inc. agreed to contribute up to $100 million in capital over the next 18 months to Concord to be used primarily for new investments by Concord.  Inland American made an initial $20 million contribution on August 4, 2008.

➢
Concord acquired an additional class of securities issued by its CDO with a face value of $4.2 million for $1.6 million resulting in the aggregate purchases during 2008 by Concord of securities issued by Concord’s CDO with a face value of $14.2 million for $6.5 million.

➢	Concord borrowed an aggregate of $22.0 million under its Keybank credit facility which is secured by certain of its loan assets.
➢	Concord made $66.5 million in principal payments on its credit facilities.
➢	Concord acquired two mezzanine loans with an aggregate stated principal balance of $2.96 million for $2.69 million and a weighted yield to maturity of 14.2%.
➢	As detailed in Concord’s press release on August 1, 2008, Concord recognized a $50.4 million impairment charge and $2.2 million loan reserve.

•
On August 6, 2008, Lex-Win Acquisition LLC, an entity in which Winthrop holds a 28% interest, sold all of its shares in Piedmont Office Realty Trust, Inc. (formerly known as Wells Office Realty Trust Inc.) for an aggregate sales price of $32.3 million ($8.31 per share) resulting in a distribution to the Company of approximately $9.0 million.  The Company recognized a loss during the second quarter of 2008 of $1.1 million with respect to its interest in Lex-Win Acquisition.

Second Quarter 2008 Financial Results

•
Net loss for the quarter ended June 30, 2008 was ($24.1) million, or ($0.33) per share, compared with net income of $12.8 million, or $0.16 per share, for the quarter ended June 30, 2007.  This decrease in earnings for the comparable periods was due primarily to the:

➢
$50.4 million impairment charge and $2.2 million loan reserve recognized by the Concord joint venture, as detailed in Concord’s press release on August 1, 2008, which resulted in recognition of a $20.9 million loss on the Company’s equity investment for quarter ended June 30, 2008;

➢	$9.7 million gain on sale of REIT securities during the three months ended June 30, 2007 from the sale of the Company’s interest in America First Apartment Investors;
➢
$2.0 million impairment loss recognized during the quarter ended June 30, 2008 with respect to the Company’s loans in the Marc Realty portfolio relating to the Lansing, Michigan property, which is reflected in Earnings (loss) from preferred equity investments on the Condensed Financial Results on page 4 of this release; and

➢	$1.1 million loss recognized for the quarter ended June 30, 2008 with respect to the Piedmont Office Realty Trust shares.

•
Funds from Operations (FFO) available to common stockholders for the quarter ended June 30, 2008 was ($21.1) million, or ($0.29) per diluted share, compared with $17.7 million, or $0.20 per diluted share, for the quarter ended June 30, 2007.

•	At June 30, 2008, the Company’s assets consisted of:
➢	Operating properties comprising approximately 9.25 million square feet of space, including assets in the Marc Realty and Sealy portfolios, and 230 rental units at a multi-family property;
➢	$72.5 million of loan assets directly held and a 50% ownership interest in Concord which held assets with a face value of $1.17 billion and a carrying value of $1.09 billion;
➢	REIT equity interests with a market value of $10.4 million;
➢	Cash and cash equivalents, including restricted cash, of $141.3 million.

•
Declared a regular quarterly cash dividend of $0.065 per common share, which was paid on July 15, 2008.  Winthrop currently pays an annualized dividend of $0.26 per common share (excluding any special dividends).

Michael L. Ashner, Winthrop Realty Trust’s Chairman and Chief Executive Officer, commented, “During the quarter we continued our focus on increasing the Company’s liquidity to protect against and prepare for the rigors and opportunities of this changed environment.  These efforts included consummation of our rights offering, which generated approximately $37.0 million in net proceeds as well as the subsequent draw down on our credit facility.  In light of the challenging market environment, we evaluated all of our assets for valuation purposes in a manner which reflected our concerned view with respect to the current state of real estate markets.  This evaluation resulted in the previously announced impairments and loan reserves taken by Concord, as well as significantly smaller impairments taken relating to the Marc Realty Lansing, Michigan loan and our interest in Lex-Win Acquisition LLC.  With our increased cash position and the other transactions we have undertaken thus far this year, we continue to believe we are well positioned in this very challenging environment to capitalize on future investment opportunities as they become available.”

Conference Call Information

The Company will host a conference call to discuss its second quarter 2008 financial results today, Thursday, August 7 at 2:00 pm Eastern Time.  Interested parties may access the live call by dialing (877) 407-9205 or (201) 689-8054, or via the Internet at www.winthropreit.com within the News and Events section.

A replay of the call will be available through September 7, 2008 by dialing (877) 660-6853; confirmation #287844.   An online replay will also be available through September 7, 2008.

About Winthrop Realty Trust

Winthrop Realty Trust is real estate investment trust (REIT) that owns, manages and lends to real estate and related investments, both directly and through joint ventures.  Winthrop Realty Trust is listed on the New York Stock Exchange and trades under the symbol “FUR.”  The Company has executive offices in Boston, Massachusetts and Jericho, New York. For more information please visit www.winthropreit.com.

Forward-Looking Statements

The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements.  It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes, (vi) changes in accessibility of debt and equity capital markets and (vii) defaults by borrowers on loans.  Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the annual report on Form 10-K/A for the year ended December 31, 2007 as well as its subsequent filings with the SEC.  Further information relating to the Company’s financial position, results of operations, and investor information is contained in our annual and quarterly reports filed with the SEC and available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.

Condensed Financial Results

Financial results for the three and six months ended June 30, 2008 and 2007 are as follows (in thousands except per share amounts):

(in thousands, except per-share data)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007
Revenues	$11,337	$14,844	$22,534	$28,754

Expenses	12,546	15,785	26,343	29,680

Other income
Earnings (loss) from preferred equity investments	(912)	1,247	1,418	7,397
Equity in earnings (loss) of equity investments	(22,333)	2,171	(18,521)	3,763
Gain on sale of available for sale securities	-	9,739	2,029	9,982
Gain on sale of mortgage-backed Securities available for sale	-	-	454	-
Loss on early extinguishment of debt	-	(320)	-	(320)
Interest income	436	763	664	2,026

Income (loss) from continuing operations before minority interest	(24,018)	12,659	(17,765)	21,922

Minority interest	86	(71)	86	542

Income (loss) from continuing operations	(24,104)	12,730	(17,851)	21,380
Income from discontinued operations	47	46	106	97
Net income (loss)	$(24,057)	$12,776	$(17,745)	$21,477

Per Common Share data - Basic
Income (loss) from continuing operations	$(0.33)	$0.16	$(0.25)	$0.28
Income from discontinued operations	-	-	-	-
Net income (loss)	(0.33)	0.16	(0.25)	0.28

Per Common Share data - Diluted
Income (loss) from continuing operations	$(0.33)	$0.16	$(0.25)	$0.28
Income from discontinued operations	-	-	-	-
Net income (loss)	$(0.33)	$0.16	$(0.25)	$0.28

Basic Weighted-Average Common Shares	72,819	65,661	69,950	65,590
Diluted Weighted-Average Common Shares	72,819	65,727	69,950	65,656

Funds From Operations:

The following presents a reconciliation of our net income to our funds from operations for the three and six months ended June 30, 2008 and 2007 (in thousands, except per share amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007

Net income (loss)	$(24,057)	$12,776	$(17,745)	$21,477
Real estate depreciation	1,654	1,565	3,301	3,070
Amortization of capitalized leasing costs	1,274	1,628	2,631	2,683
Real estate depreciation and amortization of unconsolidated interests	858	662	1,677	1,028
Less: Minority interest share of depreciation and amortization	(807)	(798)	(1,628)	(1,504)

Funds from operations	(21,078)	15,833	(11,764)	26,754
Interest expense on Series B-1 Preferred Shares (1)	-	1,831	-	3,662
Funds from operations applicable to Common Shares plus assumed conversions	$(21,078)	$17,664	$(11,764)	$30,416

Basic weighted-average Common Shares	72,819	65,661	69,950	65,590
Convertible Preferred Shares (1)	-	22,167	-	22,167
Stock options (1)	-	66	-	66
Diluted weighted-average Common Shares	72,819	87,894	69,950	87,823

Funds from operations per share – diluted	$(0.29)	$0.20	$(0.17)	$0.35

(1)	The Trust’s convertible preferred shares and stock options were considered anti-dilutive for the three months and the six months ended June 30, 2008.

Most industry analysts and equity REITs generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, cumulative effect of accounting changes, gains on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures, net of minority interests, determined on a consistent basis. Given that part of the nature of the Company's business is as a real estate owner and operator, the Company believes that FFO may be helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as “net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.” FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

Other Selected Financial Data:
(in thousands)
	June 30,	December 31,
	2008	2007
	(unaudited)

Investments in real estate, net	$245,382	$247,076
Cash and cash equivalents	135,320	36,654
Mortgage backed securities	-	78,141
Preferred equity investment	56,218	74,573
Equity investments	164,350	179,475
Lease intangibles, net	28,954	31,964
Other assets	39,334	97,564
Total assets	$669,558	$745,447

Mortgage loans payable	$235,128	$236,925
Series B-1 Cumulative Convertible
Preferred Shares	86,266	98,266
Repurchase agreements	-	75,175
Accounts payable, accrued and other
liabilities	18,623	33,309

Minority interest	10,064	9,978

Shareholders' equity	319,477	291,794

Total liabilities and shareholders' equity	$669,558	$745,447

Further details regarding the Company’s financial results are available in the Company’s Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2008 which will be filed with the Securities and Exchange Commission and will be available for download at the Company’s website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov.

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Contact Information:

AT THE COMPANY

Thomas Staples
Chief Financial Officer
(617) 570-4614